INDEPENDENT AUDITORS' CONSENT
-----------------------------


We consent to the incorporation by reference in Registration Statement No. 33-64611 of Total-Tel USA Communications, Inc. on Form S-8 of our report dated May 8, 1998, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 1997 financial statements) appearing in this Annual Report on Form 10-K of Total-Tel USA Communications, Inc. for the year ended January 31, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York
May 15, 1998